Exhibit 99.1
Wynn Resorts, Limited Reports First Quarter 2016 Results

LAS VEGAS, May 5, 2016 — Wynn Resorts, Limited (Nasdaq: WYNN) today reported financial results for the first quarter ended March 31, 2016.

Net revenues for the first quarter of 2016 were $997.7 million, compared to $1.09 billion in the first quarter of 2015. The decline was the result of a 13.8% decrease from our Macau Operations, partially offset by a 0.7% increase from our Las Vegas Operations. Adjusted Property EBITDA (1) was $300.3 million for the first quarter of 2016, a 7.0% decrease from $323.0 million in the first quarter of 2015.

On a US GAAP basis, net income attributable to Wynn Resorts, Limited for the first quarter of 2016 was $75.2 million, or $0.74 per diluted share, compared to a net loss attributable to Wynn Resorts, Limited of $44.6 million, or $0.44 per diluted share, in the first quarter of 2015. Adjusted net income attributable to Wynn Resorts, Limited (2) in the first quarter of 2016 was $108.8 million, or $1.07 per diluted share, compared to an adjusted net income attributable to Wynn Resorts, Limited of $70.5 million, or $0.70 per diluted share, in the first quarter of 2015. The 2016 results reflect an out-of-period adjustment related to capitalized interest that reduced interest expense by $25.6 million, increasing net income and adjusted net income attributable to Wynn Resorts, Limited by $18.5 million and diluted net income and adjusted net income per common share by $0.18. Of this adjustment to net income and adjusted net income attributable to Wynn Resorts, Limited, $3.7 million, or $0.04 per diluted share, related to the first quarter of 2015.

Wynn Resorts, Limited also announced today that the Company has approved a cash dividend of $0.50 per share, payable on May 26, 2016 to stockholders of record on May 17, 2016.

Macau Operations

In the first quarter of 2016, net revenues were $608.2 million, a 13.8% decrease from the $705.4 million generated in the first quarter of 2015. Adjusted Property EBITDA in the first quarter of 2016 was $191.2 million, down 9.9% from $212.3 million in the first quarter of 2015.

Table games turnover in the VIP segment was $13.47 billion for the first quarter of 2016, a 21.4% decrease from $17.13 billion in the first quarter of 2015. VIP table games win as a percentage of turnover (calculated before commissions) for the quarter was 2.81%, within the expected range of 2.7% to 3.0% and flat compared to the 2.80% experienced in the first quarter of 2015. The average number of VIP tables decreased to 189 units in the first quarter of 2016 from 252 units in the first quarter of 2015.

Commencing in the second quarter of 2015, the Company determined that it will include the amount of cash that is deposited in a gaming table's drop box plus cash chips purchased at the casino cage in the calculation of table drop in accordance with standard Macau industry practice. Table drop in the mass market segment was $1.21 billion in the first quarter of 2016, down 5.6% from the 2015 first quarter. Table games win in the mass market segment decreased by 11.5% to $247.5 million in the first quarter of 2016. The mass market table games win percentage of 20.5% in the first quarter of 2016 was below the 21.8% experienced in the first quarter of 2015.

Slot machine handle for the first quarter of 2016 increased 5.5% from the 2015 period to $1.10 billion, and slot win increased by 5.6% to $50.4 million.

During the first quarter of 2016, total non-casino revenues, before promotional allowances, decreased 13.2% to $76.7 million. We achieved an average daily rate ("ADR") of $324, down 2.1% compared to the $331 reported in the 2015 first quarter. Occupancy at Wynn Macau was 94.8%, down from 97.5% in the prior-year period. Revenue per available room ("REVPAR") decreased 5.0% to $307 in the 2016 quarter from $323 in last year’s first quarter.

Las Vegas Operations

In the first quarter of 2016, net revenues were $389.4 million, a 0.7% increase from $386.9 million in the first quarter of 2015. Adjusted Property EBITDA was $109.0 million, down 1.5% from $110.7 million in the prior year.

Table games drop of $475.2 million was down 17.2% from $573.6 million in the 2015 quarter. Table games win decreased 7.8% to $125.0 million in the first quarter of 2016. Table games win percentage was 26.3%, above the property’s expected range of 21% to 25% and above the 23.7% reported in the first quarter of 2015. Slot machine handle of $717.5 million was 5.9% below the $762.2 million in the comparable period of 2015, and slot win was up 2.4% to $49.6 million.

For the first quarter of 2016, total non-casino revenues, before promotional allowances, increased 0.5% from the first quarter of 2015 to $271.3 million.

Room revenues increased 5.5% to $105.1 million during the quarter, versus $99.6 million in the first quarter of 2015. ADR increased 5.3% to $298 from $283 and occupancy decreased to 81.7% from 83.0%. REVPAR was $243 in the 2016 first quarter, 3.4% above the $235 reported in the first quarter of 2015.

Food and beverage revenues in the first quarter of 2016 were $110.9 million, down 3.1% compared to the 2015 first quarter. Entertainment, retail and other revenues decreased 1.2% from last year’s quarter to $55.2 million.

Wynn Palace Project in Macau

The Company is currently constructing Wynn Palace, an integrated resort containing a 1,700-room hotel, a performance lake, and a wide range of amenities; including meeting, retail, food and beverage, and casino spaces, in the Cotai area of Macau. We have a $2.7 billion guaranteed maximum price ("GMP") contract for the project’s construction costs. The total project budget, including construction costs, capitalized interest, pre-opening expenses, land costs and financing fees, is approximately $4.2 billion. We expect to open Wynn Palace in the third quarter of 2016.

During the first quarter of 2016, we invested approximately $177.5 million in Wynn Palace, taking the total investment to $3.7 billion through March 31, 2016.

Wynn Boston Harbor Project in Massachusetts

In November 2014, the Company was awarded a gaming license to develop and construct Wynn Boston Harbor, an integrated resort in Everett, Massachusetts, adjacent to Boston. Wynn Boston Harbor will be located on a 33-acre site along the Mystic River and will contain a hotel, a waterfront boardwalk, meeting space, casino space, a spa, retail offerings and food and beverage outlets. The total project budget, including construction costs, capitalized interest, pre-opening costs and land costs, is estimated to be between $1.9 billion and $2.1 billion. We have begun site remediation, site preparation and pre-construction activities.

Balance Sheet and Other

Our cash and cash equivalents and investment securities at March 31, 2016 were $2.37 billion.

Total debt outstanding at the end of the quarter was $9.41 billion, including $4.20 billion of Macau debt, $3.17 billion of Wynn Las Vegas debt and $2.04 billion of debt at the parent company and other.

Conference Call Information

The Company will hold a conference call to discuss its results on May 5, 2016 at 1:30 p.m. PT (4:30 p.m. ET). Interested parties are invited to join the call by accessing a live audio webcast at http://www.wynnresorts.com.

Forward-looking Statements

This release contains forward-looking statements regarding operating trends and future results of operations. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those we express in these forward-looking statements, including, but not limited to, our dependence on existing management, results of regulatory or enforcement actions and probity investigations, pending or future legal proceedings, uncertainties over the development and success of new gaming and resort properties, adverse tourism trends, general global macroeconomic conditions, changes in gaming laws or regulations, volatility and weakness in world-wide credit and financial markets, and our substantial indebtedness and leverage. Additional information concerning potential factors that could affect the Company’s financial results is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and the Company’s other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or revise its forward-looking statements as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

(1) “Adjusted Property EBITDA” is net income before interest, taxes, depreciation and amortization, pre-opening costs, property charges and other, management and license fees, corporate expenses and other (including intercompany golf course and water rights leases), stock-based compensation, loss on extinguishment of debt, change in interest rate swap fair value, change in Redemption Note fair value and other non-operating income and expenses, and includes equity in income from unconsolidated affiliates. Adjusted Property EBITDA is presented exclusively as a supplemental disclosure because management believes that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Management uses Adjusted Property EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its properties with those of its competitors. The Company also presents Adjusted Property EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements. Gaming companies have historically reported EBITDA as a supplement to financial measures in accordance with U.S. generally accepted accounting principles (“GAAP”). In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including Wynn Resorts, Limited, have historically excluded from their EBITDA calculations pre-opening expenses, property charges, corporate expenses and stock-based compensation, that do not relate to the management of specific casino properties. However, Adjusted Property EBITDA should not be considered as an alternative to operating income as an indicator of the Company’s performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. Unlike net income, Adjusted Property EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in Adjusted Property EBITDA. Also, Wynn Resorts’ calculation of Adjusted Property EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

(2) “Adjusted net income attributable to Wynn Resorts, Limited” is net income before pre-opening costs, loss on extinguishment of debt, change in interest rate swap fair value, change in Redemption Note fair value, property charges and other, net of noncontrolling interest and taxes in respective jurisdictions. Adjusted net income attributable to Wynn Resorts, Limited and adjusted net income attributable to Wynn Resorts, Limited per diluted share (“adjusted EPS”) are presented as supplemental disclosures because management believes that these non-GAAP financial measures are widely used to measure the performance, and as a principal basis for valuation, of gaming companies. These measures are used by management and/or evaluated by some investors, in addition to income and EPS computed in accordance with GAAP, as an additional basis for assessing period-to-period results of our business. Adjusted net income attributable to Wynn Resorts, Limited and adjusted net income attributable to Wynn Resorts, Limited per diluted share may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

The Company has included schedules in the tables that accompany this release that reconcile (i) net income (loss) attributable to Wynn Resorts, Limited to adjusted net income attributable to Wynn Resorts, Limited, (ii) operating income to Adjusted Property EBITDA, and (iii) Adjusted Property EBITDA to net income (loss) attributable to Wynn Resorts, Limited.

WYNN RESORTS, LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2016	2015
Operating revenues:
Casino	$732,730	$826,099
Rooms	135,592	132,055
Food and beverage	130,444	136,013
Entertainment, retail and other	81,995	90,376
Gross revenues	1,080,761	1,184,543
Less: promotional allowances	(83,083)	(92,305)
Net revenues	997,678	1,092,238
Operating costs and expenses:
Casino	452,540	524,053
Rooms	37,709	36,686
Food and beverage	79,420	76,406
Entertainment, retail and other	38,299	40,294
General and administrative	117,445	122,200
Provision for doubtful accounts	706	6,079
Pre-opening costs	33,769	16,091
Depreciation and amortization	77,971	82,866
Property charges and other	1,521	2,504
Total operating costs and expenses	839,380	907,179
Operating income	158,298	185,059
Other income (expense):
Interest income	3,479	1,692
Interest expense, net of amounts capitalized	(44,772)	(77,983)
Change in swap fair value	(1,825)	(4,609)
Increase in Redemption Note fair value	(5,003)	—
Loss on extinguishment of debt	—	(116,194)
Equity in income from unconsolidated affiliates	16	197
Other	(483)	1,133
Other income (expense), net	(48,588)	(195,764)
Income (loss) before income taxes	109,710	(10,705)
Provision for income taxes	(3,918)	(3,197)
Net income (loss)	105,792	(13,902)
Less: net income attributable to noncontrolling interest	(30,571)	(30,699)
Net income (loss) attributable to Wynn Resorts, Limited	$75,221	$(44,601)
Basic and diluted income (loss) per common share:
Net income (loss) attributable to Wynn Resorts, Limited:
Basic	$0.74	$(0.44)
Diluted	$0.74	$(0.44)
Weighted average common shares outstanding:
Basic	101,392	101,135
Diluted	101,686	101,135
Dividends declared per common share:	$0.50	$1.50

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO WYNN RESORTS, LIMITED
TO ADJUSTED NET INCOME ATTRIBUTABLE TO WYNN RESORTS, LIMITED
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2016	2015
Net income (loss) attributable to Wynn Resorts, Limited	$75,221	$(44,601)
Pre-opening costs, net	26,463	13,448
Loss on extinguishment of debt, net	—	95,860
Change in swap fair value, net	1,317	3,327
Increase in Redemption Note fair value, net	4,617	—
Property charges and other, net	1,142	2,440
Adjusted net income attributable to Wynn Resorts, Limited (2)	$108,760	$70,474
Adjusted net income attributable to Wynn Resorts, Limited per diluted share	$1.07	$0.70

Weighted average common shares outstanding - diluted	101,686	101,135

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME TO ADJUSTED PROPERTY EBITDA AND ADJUSTED PROPERTY EBITDA TO NET INCOME (LOSS) ATTRIBUTABLE TO WYNN RESORTS, LIMITED
(in thousands)
(unaudited)

	Three Months Ended March 31, 2016
	Macau Operations	Las Vegas Operations	Corporate and Other	Total
Operating income	$100,552	$45,012	$12,734	$158,298
Pre-opening costs	26,258	706	6,805	33,769
Depreciation and amortization	29,810	45,194	2,967	77,971
Property charges and other	1,366	155	—	1,521
Management and license fees	22,763	12,325	(35,088)	—
Corporate expense and other	6,403	4,838	6,942	18,183
Stock-based compensation	4,093	778	5,640	10,511
Equity in income from unconsolidated affiliates	—	16	—	16
Adjusted Property EBITDA(1)	$191,245	$109,024	$—	$300,269

	Three Months Ended March 31, 2015
	Macau Operations	Las Vegas Operations	Corporate and Other	Total
Operating income	$130,946	$47,600	$6,513	$185,059
Pre-opening costs	9,499	—	6,592	16,091
Depreciation and amortization	34,201	46,240	2,425	82,866
Property charges and other	234	2,031	239	2,504
Management and license fees	27,057	8,131	(35,188)	—
Corporate expense and other	5,988	5,963	13,691	25,642
Stock-based compensation	4,417	664	5,579	10,660
Equity in income from unconsolidated affiliates	—	48	149	197
Adjusted Property EBITDA(1)	$212,342	$110,677	$—	$323,019

			Three Months Ended March 31,
			2016	2015
Adjusted Property EBITDA(1)			$300,269	$323,019
Pre-opening costs			(33,769)	(16,091)
Depreciation and amortization			(77,971)	(82,866)
Property charges and other			(1,521)	(2,504)
Corporate expense and other			(18,183)	(25,642)
Stock-based compensation			(10,511)	(10,660)
Interest income			3,479	1,692
Interest expense, net of amounts capitalized			(44,772)	(77,983)
Change in swap fair value			(1,825)	(4,609)
Increase in Redemption Note fair value			(5,003)	—
Loss on extinguishment of debt			—	(116,194)
Other			(483)	1,133
Provision for income taxes			(3,918)	(3,197)
Net income (loss)			105,792	(13,902)
Less: net income attributable to noncontrolling interest			(30,571)	(30,699)
Net income (loss) attributable to Wynn Resorts, Limited			$75,221	$(44,601)

WYNN RESORTS, LIMITED AND SUBSIDIARIES
SUPPLEMENTAL DATA SCHEDULE
(dollars in thousands, except for win per unit per day, ADR and REVPAR)

	Three Months Ended March 31,
	2016	2015
Macau Operations:
VIP
Average number of table games	189	252
VIP turnover	$13,469,939	$17,127,666
Table games win	$378,652	$480,364
VIP win as a % of turnover	2.81%	2.80%
Table games win per unit per day (a)	$21,967	$21,147
Mass market
Average number of table games	245	214
Table drop (b)	$1,210,100	$1,281,414
Table games win	$247,500	$279,560
Table games win %	20.5%	21.8%
Table games win per unit per day (a)	$11,092	$14,517

Average number of slot machines	781	649
Slot machine handle	$1,096,337	$1,039,615
Slot machine win	$50,440	$47,777
Slot machine win per unit per day (c)	$710	$818

Room statistics
Occupancy	94.8%	97.5%
ADR (d)	$324	$331
REVPAR (e)	$307	$323

Las Vegas Operations:
Average number of table games	237	237
Table drop (b)	$475,162	$573,612
Table games win	$125,046	$135,679
Table games win %	26.3%	23.7%
Table games win per unit per day (a)	$5,792	$6,351

Average number of slot machines	1,889	1,854
Slot machine handle	$717,460	$762,184
Slot machine win	$49,584	$48,417
Slot machine win per unit per day (c)	$289	$290

Room statistics
Occupancy	81.7%	83.0%
ADR (d)	$298	$283
REVPAR (e)	243	235

(a)	Table games win per unit per day is shown before discounts and commissions, as applicable.

(b)
In Macau, table drop is the amount of cash that is deposited in a gaming table’s drop box plus cash chips purchased at the casino cage. In Las Vegas, table drop is the amount of cash and net markers issued that are deposited in a gaming table’s drop box.

(c)	Slot machine win per unit per day is calculated as gross slot win minus progressive accruals and free play.

(d)
ADR is average daily rate and is calculated by dividing total room revenues including the retail value of promotional allowances (less service charges, if any) by total rooms occupied including complimentary rooms.

(e)	REVPAR is revenue per available room and is calculated by dividing total room revenues including the retail value of promotional allowances (less service charges, if any) by total rooms available.
SOURCE:
Wynn Resorts, Limited
CONTACT:
Mark Strawn
702-770-7555
investorrelations@wynnresorts.com